ANNUAL CERTIFICATION

Re:
Morgan Stanley Mortgage Loan Trust 2006-4SL (the "Trust"), issued pursuant to the Servicing Agreement, dated as of March 30, 2006 (the "Agreement"), by and among Morgan Stanley Mortgage Capital I. Inc, as depositor (the "Depositor"), LaSalle Bank National Association, as trustee (the "Trustee"), GMAC Mortgage Corporation, as interim servicer (the "Interim Servicer"), and Barclays Capital Real Estate Inc. d/b/a HomEq Servicing, as servicer (the "Servicer")

On November 1, 2006, substantially all of the servicing assets of Servicer were acquired by Barclays Capital Real Estate Inc. d/b/a HomEq Servicing. I, Arthur Q. Lyon, Vice President and Chief Executive Officer of the HomEq Servicing Division of Barclays Capital Real Estate Inc. d/b/a HomEq Servicing, hereby certify to the Depositor and the Trustee and their officers, directors, and affiliates, pursuant to Section 3.22 of the Pooling and Servicing Agreement, that:

A review of the activities of the Servicer during the period of November 1, 2006 to December 31, 2006, or the applicable portion thereof, and, to the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects for the period of November 1, 2006 to December 31, 2006.

Date: March 7, 2007

/s/ Arthur Q. Lyon
Arthur Q. Lyon
Vice President and CEO
HomEq Servicing Division

Morgan Stanley Officer's Certificate
MSM 2006-4SL